Exhibit 16.1

BDO Seidman, LLP Accountants and Consultants	3200 Bristol Street, 4th Floor Costa Mesa, California 92626 Telephone: (714) 957-3200 Fax: (714) 957-1080

July 6, 2005

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E. (6th Floor)
Washington, D.C, 20549-6561

and

PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E. (PCXAOB Letter File and 7th Floor)
Washington, D.C. 20549-6561

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 29, 2005, to be filed by our former client, American Technology Corporation (the "Company"). We agree with the statements made in response to that Item insofar as they relate to our Firm, except that we are not in a position to agree or disagree with the fifth paragraph of the Company's statements included therein.

Very truly yours,